Principal Sum: $750,000


Investor: GOLDMAN ASSOCIATES OF NEW YORK, INC.


Investor's Address:
                   ------------------

Dated: July 29, 2004


                                  SECURED NOTE


                                  (the "Note")


                            COLONIAL COMMERCIAL CORP.


COLONIAL COMMERCIAL CORP., a New York corporation (hereinafter called the "Company"), hereby promises to pay to the order of Investor the Principal Sum on June 30, 2008 (the "Maturity Date").


This Note shall accrue interest at the prime rate of Citibank in effect from time to time, payable quarterly on the 10th day of each October, January, April and July beginning October 10, 2004. This Note shall accrue interest after the giving of an Acceleration Notice (as defined below) at the rate of 18% per annum (or, if less, the highest rate permitted by law), payable on demand. Interest shall be computed on the basis of a 360-day year.


Payments to Investor shall be made to Investor's address set forth above or to such other address as Investor shall direct by notice to the Company.

6. This Note is being issued under a Private Placement Purchase Agreement of even date herewith among the Company and Investor (the "Private Placement Purchase Agreement"), and the Investor is entitled to all benefits thereunder. Capitalized terms that are not defined in this Note shall have the meanings attributed thereto in the Private Placement Purchase Agreement.

7. The Company may prepay this Note at any time or times, in whole or in part, without penalty or premium. Partial payments shall be applied first to interest and then to principal

8.       Grant of Security Interest

     (a) To secure the obligations of the Company to the Investor under this Note (the "secured obligations"), each of the Company and each of its subsidiaries that are countersigning this Note as a "Grantor of a Security Interest" (collectively, the "Grantors") hereby grants to the Investor a security interest in all of the Grantor's assets and properties and in the proceeds thereof, including without limitation all of the following properties, assets and rights of the Company, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof:

          (i) All personal and fixture property of every kind and nature including, without limitation, all furniture, fixtures, equipment, raw materials, inventory, other goods, accounts, contract rights, rights to the payment of money, insurance refund claims and all other insurance claims and proceeds, tort claims, chattel paper, electronic chattel paper, documents, instruments, securities and other investment property, deposit accounts, rights to proceeds of letters of credit, letter-of-credit rights, supporting obligations of every nature, and general




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               intangibles including, without limitation, all tax refund claims, license fees, patents, patent applications, trade secrets and know-how (whether or not patentable or patented), trademarks, trademark applications, trade names, copyrights, copyright applications, rights to sue and recover for past infringement of patents, trademarks and copyrights, computer programs, computer software, engineering drawings, service marks, customer lists, goodwill, and all licenses, permits, agreements of any kind or nature pursuant to which (i) the Grantor operates or has authority to operate, (ii) the Grantor possesses, uses or has authority to possess or use property (whether tangible or intangible) of others, or (iii) others possess, use, or have authority to possess or use property (whether tangible or intangible) of the Grantor, and all recorded data of any kind or nature, regardless of the medium of recording, including, without limitation, all software, writings, plans, specifications, and schematics.

     (b) The Company's indebtedness to Investor under this Note, and the security interests aforesaid, shall be subordinated to Senior Lenders (as hereinafter defined) to the fullest extent from time to time requested by the Senior Lenders. "Senior Lenders" means Wells Fargo Business Credit, Inc. or any lender that at time refinances any indebtedness of the Company to Wells Fargo Business Credit, Inc., and Senior Lender means Wells Fargo Business Credit, Inc. or any such other lender. "Senior Indebtedness" means debt to which the indebtedness under this Note is at any time subordinate as aforesaid. The term "Prior Debt" means Senior Indebtedness, indebtedness and obligations to American Standard, Inc, and current or future obligations to vendors and lessors in respect of forklifts, vehicles, copiers and miscellaneous other equipment.

     (c) Investor hereby accepts the terms of any subordination agreement and inter-creditor and other agreements (including but not limited to a subordination agreement and inter-creditor agreement entered or to be entered among the Investor, the Company and Wells Fargo Business Credit, Inc. on or about the date hereof) that are at any time or times proposed by Wells Fargo Business Credit, Inc. or by any other Senior Lender, with the same force and effect as if Investor had directly signed such subordination and inter-creditor and other agreements. Without limiting the generality of the foregoing, Investor hereby irrevocably appoints each of Bernard Korn and William Pagano as Investor's attorney in fact to execute and deliver such agreements in the name of Investor and on its behalf.



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     (d)  Until this Note is discharged in full, the Company will not without the consent of Investor incur more than $15 million in principal amount of indebtedness outstanding at any time to Senior Lenders. Such agreement is only between the Company and Investor, does not bind Wells Fargo Business Credit, Inc. or any other Senior Lender, and does not limit the right of Wells Fargo Business Credit, Inc. or any other Senior Lender to lend to the Company any amount whatsoever and to obtain the full benefit of the subordination aforesaid with respect thereto.

(e)  Subject to the subordination aforesaid,

     (i) upon default by the Company under any of the secured obligations, Investor shall be entitled to all rights afforded under the Uniform Commercial Code of any applicable State (the "UCC") to a secured creditor upon default by its debtor, it being understood that the Company hereby also grants to Investor all such rights and waivers as under the Uniform Commercial Code a debtor may make available to a secured creditor by express agreement or waiver.

     (ii) Each Grantor represents and warrants that the security interest granted by it hereunder is and shall at all times be a perfected security interest in all assets of such Grantor in which a security interest may be perfected by filing a financing statement under the Uniform Commercial Code, that (except for Prior Indebtedness) it has granted no material security interest in its assets and that no person or entity has obtained or claims any such security interest, that (except as to Prior Indebtedness), no prior financing statements is on file against the Grantor or its assets, that (except for Prior Indebtedness) such security interest is and shall at all times be first and prior to any other security interest at any time granted or to be granted by the Grantor, that the Company's assets are all located in the States of New Jersey and New York and Pennsylvania and that the Grantor's records with respect to its accounts are maintained in the States of New Jersey, New York and Pennsylvania. Each Grantor agrees in advance to advise Investor, and in advance to execute and file such financing statements and other instruments and documents as Investor may deem appropriate to maintain its security interest and the priority thereof, if the Grantor proposes to move or relocate any of its assets or properties or if there is any other change or proposed or anticipated change in the matters represented in the preceding sentence.

    (iii) Each Grantor agrees promptly to execute and file all such financing statements and all such filings with patent and other offices, and all equivalent filings in other jurisdictions and other countries, as in the opinion of Investor shall be required or advisable to perfect the security interest granted hereunder, and the Grantor hereby irrevocably appoints Investor as the attorney in fact of the Grantor in the Grantor's name to file such financing statements and other filings.

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

     (iv) The security interest granted hereunder shall not be discharged or in any way affected by the extension or other modification of any of the secured obligations, or by any other act or omission which would otherwise discharge the security interest at law or in equity.

     (v) Upon payment in full of this Note, the security interest shall be discharged and the Investor shall file appropriate UCC termination statements.

9. PURCHASE FOR INVESTMENT. The Investor, by acceptance hereof, acknowledges that the Note has not been registered under the Securities Act of 1933 (the "Act"), covenants and agrees with the Company that such Investor is taking and holding this Note for investment purposes and not with a view to, or for sale in connection with, a distribution thereof.

10.  EVENTS OF DEFAULT AND ACCELERATION OF THE NOTE.

     (a) A default with respect to this Note shall exist if any of the following shall occur:

          (i) The Company shall fail to make any payment of interest or principal when due, or the Company shall otherwise breach any other provision of this Note, and such failure to make payment or such other breach shall continue for 10 business days after written notice by Investor to the Company.

          (ii) Any representations or warranties made in the Private Placement Purchase Agreement by the Company shall be untrue or incorrect in any material respect and such representations and warranties shall not have expired pursuant to Section 8(b) of the Private Placement Purchase Agreement, or the Company shall breach any material covenant set forth in the Private Placement Purchase Agreement and such breach shall continue for 10 business days after written notice by Investor to the Company.

          (iii) A receiver, liquidator or trustee of the Company or of a substantial part of its properties shall be appointed by court order and such order shall remain in effect for more than 45 calendar days; or the Company shall be adjudicated bankrupt or insolvent; or a substantial part of the property of the Company shall be sequestered by court order and such order shall remain in effect for more than 45 calendar days; or a petition to reorganize the Company under any bankruptcy, reorganization or insolvency law shall be filed against the Company and shall not be dismissed within 45 calendar days after such filing.

          (iv) The Company shall file a petition in voluntary bankruptcy or request reorganization under any provision of any bankruptcy, reorganization or insolvency law, or shall consent to the filing of any petition against it under any such law.

          (v) The Company shall have defaulted in respect of any obligation for borrowed money and the lender in respect thereof shall have accelerated or shall have purported to accelerate the maturity thereof; or

          (vi) The Company shall make an assignment for the benefit of its creditors or consent to the making of any such assignment, or admit in writing its inability to pay its debts generally as they become due, or consent to the appointment of a receiver, trustee or liquidator of the Company, or of all or any substantial part of its properties.

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

          (b) If a default shall occur and be continuing, the Investor may, in addition to such Investor's other remedies, by written notice to the Company (an "Acceleration Notice"), declare the principal amount of this Note, together with all interest accrued thereon, to be due and payable immediately. Upon any such declaration, such amount shall become immediately due and payable.

11.      MISCELLANEOUS.

     (a) All notices and other communications required or permitted to be given hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telegram, by facsimile, recognized overnight mail carrier, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows: (a) if to the Investor, to its address set forth above or to such other address as Investor shall furnish to the Company in accordance with this Section, or (b) if to the Company, to it at its headquarters office, or to such other address as the Company shall furnish to the Investor in accordance with this Section.

     (b) This Note shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

     (c) All disputes hereunder shall be resolved exclusively by the Federal and State courts in Nassau County New York.

     (d) The Investor of this Note shall be entitled to recover its reasonable legal and actual costs of collecting on this Note, and such costs shall be deemed added to the principal amount of this Note.

     (e) The Company waives protest, notice of protest, presentment, dishonor, notice of dishonor and demand.

     (f)  This Note may not be changed or terminated orally.

     (g)  The Section headings in this Note are for convenience only.


IN WITNESS WHEREOF, the Company has caused this Note to be duly executed on the date set forth above.

COLONIAL COMMERCIAL CORP.


By:      ____________________________________


Subsidiaries that are "Grantors of a Security Interest" under this Note


---------------------------


by _________________


---------------------------


by _________________


Confirmed as to Appointment of Attorney in fact


GOLDMAN ASSOCIATES OF NEW YORK, INC.


By __________________________________










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